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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

      AMENDMENT AND RESTATEMENT, made effective as of this 17th day of March, 2000, of the EMPLOYMENT AGREEMENT dated October 31, 1988, as amended, by and between NABISCO, INC., a New Jersey corporation (the "Company"), and James A. Kirkman III ("the Executive").

                                    RECITALS

      WHEREAS, the Executive and RJR Nabisco, Inc., a Delaware corporation ("RJRN"), entered into the Employment Agreement dated October 31, 1988; and

      WHEREAS, the Executive and RJRN executed a Special Addendum to the Employment Agreement as of December 20, 1988; and

      WHEREAS, the Executive, RJRN and the Company executed Amendments to the Employment Agreement as of July 18, 1995 and May 1, 1999; and

      WHEREAS, the Company and the Executive agree that the Employment Agreement should be further amended and restated, in order to more effectively provide the Executive continued incentives to remain in the service of the Company or its subsidiaries or affiliates;

      NOW, THEREFORE, in consideration of mutual incentives, it is hereby agreed by and between the Company, Nabisco Holdings Corp. ("NHC") and Nabisco Group Holdings Corp. ("NGH") and the Executive to amend and restate the Employment Agreement, effective on the date first above written, as follows:

      1. Employment. The Executive agrees to devote the Executive's working time exclusively to the performance of such services for the Company or NHC or any of their Subsidiaries or Affiliates (each, as defined below) as may be assigned to the Executive from time to time and to perform such services faithfully and to the best of the Executive's ability except as the provisions of subsections 4(b)(i) or 4(b)(ii) shall apply.

      For purposes of this Agreement, (i) "Affiliate" means, with respect to the Company, NHC or NGH, any person or entity directly or indirectly controlling, controlled by, or under common control with the Company, NHC or NGH, as the case may be, and (ii) "Subsidiary" of the Company, NHC or NGH means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, NHC or NGH, as the case may be.
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      2. Term of Agreement. Subject to Section 7(e) hereof, this Agreement shall commence on the date hereof and shall remain in effect so long as the Executive remains employed by the Company or NHC or any of their subsidiaries or any successor organizations.

      3. Termination of Employment Without Compensation Continuance.

            (a) Termination for Cause. This Agreement shall immediately be terminated and neither party shall have any obligation hereunder if the Executive's employment is terminated for Cause (as defined below).

                  (i) At any time before a Change of Control (as defined below)
            or following the second anniversary of such Change of Control, termination for "Cause" shall mean termination by the Company of the Executive's employment resulting from the Executive's: (A) criminal dishonesty; (B) deliberate and continual refusal to perform employment duties on substantially a full-time basis; (C) deliberate and continual refusal to act in accordance with any specific lawful instructions of a majority of the Board of Directors of NHC (the "NHC Board"); or (D) deliberate misconduct which could be materially damaging to the Company without reasonable good faith belief by the Executive that such conduct was in the best interests of the Company.

                  (ii) Any purported termination for Cause under Section 3(a)(i)
            shall not be applicable unless (A) the Executive is advised in writing that the Executive is being terminated for Cause and, (B) if within fifteen (15) days thereafter the Executive submits to the Chief Executive Officer of the Company a written objection to such a determination, the Compensation Committee of the NHC Board at or before its next regularly scheduled meeting determines by majority vote that the Executive has been terminated for Cause.

                  (iii) During the two (2) year period beginning on a Change of
            Control, termination for "Cause" shall mean termination by the Company of the Executive's employment resulting from the
            Executive's: (A) willful and continued failure substantially to perform employment duties with the Company or any Subsidiary or Affiliate (other than as a result of total or partial incapacity due to physical or mental illness or as a result of a termination by the Executive for Good Reason (as defined below)) after a written demand for substantial performance is delivered to the Executive by the NHC Board, which demand specifically identifies the manner in which the NHC Board believes that the Executive has not substantially performed the Executive's duties; (B) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to NHC, NGH or the Company, monetarily or otherwise; or (C) the Executive's conviction of a


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            felony under the laws of the United States, any state or any other country or political sub-division thereof involving moral turpitude. For purposes of this paragraph (iii), no act or failure to act on the Executive's part shall be deemed "willful" unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause under this paragraph (iii) unless and until there shall have been delivered to the Executive documentation of the affirmative vote (which cannot be delegated) of not less than three-quarters (3/4) of the entire membership of the NHC Board of Directors at a meeting of the NHC Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the NHC Board), finding that in the good faith opinion of the NHC Board the Executive was guilty of conduct set forth above in subclauses (A),
            (B) or (C) above, specifying the particulars thereof in detail.

            (b) Voluntary Termination of Employment by the Executive. The Executive reserves the right to terminate voluntarily the Executive's employment at any time for any reason. Upon such a termination other than a termination pursuant to Section 4(b), all obligations of the Company hereunder shall be cancelled automatically, and the Executive shall not be entitled to any form of Compensation Continuance under this Agreement, including that described in Section 5 below.

            (c) Disability. The event of physical or mental disability of a nature that entitles the Executive to benefits under the Company's Long-Term Disability Plan is not a termination of employment under any section of this Agreement. As such, disability shall not qualify the Executive for the Compensation Continuance described herein unless the Executive is terminated under Section 4(a) or Section 4(b)(i).

            (d) Death. In the event of the Executive's death prior to Involuntary Termination, this Agreement will be null and void.

      4. Termination With Compensation Continuance.

            (a) Involuntary Termination Without Cause by the Company.

                  (i) The Company reserves the right to terminate the employment of the Executive at any time for any reason subject to providing the compensation and benefits described herein. Except as provided in
            Section 6, the Company will provide the Executive with the Compensation Continuance described in Section 5 hereof if the Executive is involuntarily separated from active employment without Cause by the Company ("Involuntary Termination").


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                  (ii) The divestiture of the operating company employing the
            Executive, and the assignment of the obligations of the Company under this Agreement to such operating company, or its successor or acquiror, in connection with the divestiture of either all, or substantially all, the shares or assets of such operating company shall not automatically be an Involuntary Termination unless such divestiture and assignment would result in an Involuntary Termination under Section 4(b) hereof.

                  (iii) The transfer of the Executive's employment to any
            company that owns at least 50% of the voting power of the Company, or any subsidiary of such company (an "Affiliated Company"), shall not automatically be deemed an Involuntary Termination unless such transfer would result in an Involuntary Termination under Section 4(b) hereof.

            (b) Deemed Involuntary Termination Without Cause by the Company.

                  (i) At any time before a Change of Control or following the second anniversary of a Change of Control, Involuntary Termination shall be deemed to occur if the Executive voluntarily terminates employment after: (A) the total amount of the Executive's base salary, annual bonus and long term incentive opportunity under the Annual Incentive Award Plans (or other annual incentive plans) of NGH or NHC, as the case may be, (collectively, as in effect from time to time, the "AIAPs") and Long Term Incentive Plans (or other long term incentive plans) of NGH or NHC, as the case may be (collectively, as in effect from time to time, the "LTIPs") is at any time reduced by more than 20% without the Executive's consent, provided, however, nothing herein shall be construed to guarantee the Executive's target award if performance is below target; (B) the Executive's job responsibilities are substantially reduced in importance without the Executive's consent or the Company fails to guarantee the obligations hereunder as required by Section 7(d); or
            (C) the Executive, without the Executive's consent, is at any time required as a condition of continued employment to relocate more than thirty-five (35) miles from the Executive's then current place of employment. Unless the Executive provides written notification of the Executive's non-consent to an event in (A), (B) or (C) above within ninety (90) days after the occurrence of such event, the Executive shall be deemed to have consented to the occurrence of such event and no deemed Involuntary Termination shall occur. If the Executive provides written notice of the Executive's non-consent to any of the events in (A), (B) or (C) above within ninety (90) days after the occurrence of such event, the Executive shall be deemed to have been Involuntarily Terminated ninety (90) days after receipt of such written notice by the Company.


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                  (ii) At any time during the two (2) year period beginning on a
            Change of Control, Involuntary Termination shall be deemed to occur if the Executive voluntarily terminates employment after an event of "Good Reason". For purposes of this Agreement "Good Reason" shall mean, without the Executive's express written consent, any of the following:

                        (A) Any reduction in the Executive's duties, any
                  diminution in the Executive's position or any adverse change in the Executive's reporting relationship from those in effect immediately prior to the Change of Control;

                        (B) Any reduction in the Executive's base salary, grade
                  or annual bonus or long term incentive opportunity as in effect immediately prior to the Change of Control or as the same may thereafter be increased from time to time during the term of this Agreement;

                        (C) The failure to continue in effect any compensation
                  or benefit plan in which the Executive participates or is entitled to participate in at the time of the Change of Control, including but not limited to the relevant LTIP, the relevant AIAP, any defined benefit or defined contribution plan or related supplemental plans, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing the Executive with substantially similar benefits) has been made with respect to such plan in connection with the Change of Control, or the failure to continue the Executive's participation therein on substantially the same basis, both in terms of the amount of the benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change of Control;

                        (D) The taking of any action which would directly or
                  indirectly reduce any of the benefits to be provided under
                  Section 5 or any benefits thereunder or any compensation or benefit plan of the Company, NGH or NHC including, without limitation the LTIPs, the AIAPs and the Company's Deferred Compensation Plan or deprive the Executive of or reduce any benefits or amounts with respect to any perquisite or any material fringe benefit enjoyed by the Executive at the time of the Change of Control, or the failure to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of the Company's practice with respect to the Executive as in effect at the time of the Change of Control;


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                        (E) Any material breach by the Company, NGH or NHC of
                  any provision of this Agreement including, but not limited to any provision of Section 5, any benefits thereunder or any compensation, benefit or perquisite plan of the Company, NGH or NHC including, without limitation the LTIPs, the AIAPs and the Company's Deferred Compensation Plan, or any agreements entered into pursuant thereto;

                        (F) Any purported termination of Executive's employment
                  which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (c) below; provided further that for purposes of this Agreement, no such purported termination shall be effective; or

                        (G) Requiring the Executive to be based at any office or
                  location more than thirty-five (35) miles from the office or location at which the Executive was based immediately prior to such Change of Control, except for travel reasonably consistent with the Executive's travel requirements prior to such Change of Control;

                        If the Executive provides written notice of the
                  Executive's non-consent to any of the events in (A), (B), (C),
                  (D), (E), (F) or (G), above within 180 days after the occurrence of any such event, the Executive shall be deemed to have been Involuntarily Terminated upon the earlier of the date set forth in Executive's Notice of Termination or 181 days after the occurrence of such event.

                  (iii) As used herein, a "Change of Control" shall occur on the date upon which one of the following events occurs (except as otherwise provided in paragraph (C) below):

                        (A) Any individual, corporation, partnership, group,
                  associate or other entity or "person" as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than NHC, NGH or any of their Subsidiaries, or any employee benefit plan(s) sponsored by NHC, NGH or any of their Subsidiaries, is or becomes the "beneficial owner" (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of NHC or NGH outstanding securities ordinarily having the right to vote at elections of directors;

                        (B) Individuals who constitute the Board of either NHC
                  or NGH on January 1, 2000 (each such Board the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of NHC or NGH, as the case may be, provided that any person becoming a director subsequent to such date hereof whose election, or nomination for election by NHC or NGH shareholders, as the case may


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                  be, was approved by a vote of at least three-quarters of the directors comprising that Incumbent Board (either by a specific vote or by approval of the proxy statement of NHC or NGH, as the case may be, in which such person is named a nominee of NHC or NGH, as the case may be, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the NHC or NGH Board, as the case may be, shall be, for purposes of this paragraph (B), considered as though such person were a number of the Incumbent Board.

                        (C) The approval by the shareholders of NHC or NGH, as
                  the case may be, of a plan or agreement providing (I) for a merger or consolidation of NHC or NGH, as the case may be, other than with a wholly-owned subsidiary or with NGH, NHC or any of their subsidiaries, and other than a merger or consolidation that would result in the voting securities of NHC or NGH, as the case may be, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of NHC or NGH, as the case may be, of such surviving entity outstanding immediately after such merger or consolidation or (II) for a sale, exchange or other disposition of all or substantially all of the assets of NHC or NGH. If any of the events enumerated in this paragraph
                  (C) occurs, the NHC Board shall determine the effective date of the Change of Control resulting therefrom.

             (c) (i) Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7(b) hereof. For purposes of this Agreement, (A) during the twenty-four (24) month period beginning on a Change of Control a "Notice of Termination" by the Company shall mean, and (B) prior to, and following the second anniversary of, a Change of Control a "Notice of Termination" by the Executive shall mean, a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.


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                  (ii) "Date of Termination" shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), (ii) if the Executive's employment is terminated by reason of the Executive's death, the date of the Executive's death, (iii) if the Executive's employment is terminated by reason of the Executive's Retirement, for Cause, Involuntary Termination or for any other reason (other than Disability or death), the date specified in the Notice of Termination (which (A) in the case of a termination for Cause during the two (2) year period beginning on a Change of Control shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given and (B) in the case of the Executive's voluntary termination (other than pursuant to Section 4(b) and other than during the two (2) year period beginning on a Change of Control) shall not be less than three (3) months after the date such Notice of Termination is given).

      5. Compensation Continuance Under This Agreement.

            (a) Compensation Period. If at any time during the term of this Agreement the Executive has an Involuntary Termination pursuant to Section 4, subject to Section 6(g), if applicable, the Executive will be provided with Compensation Continuance as provided in this Section 5.

            (b) Cash Compensation.

                  (i)(A) Upon an Involuntary Termination prior to, or after the second anniversary of, a Change of Control, the Executive will be entitled to cash compensation equal to two (2) year's Full Pay, calculated as described below, payable in equal monthly installments over the Compensation Period (as defined below), each installment representing 1/18th of one year's Full Pay (as defined below). One year's "Full Pay" is the sum of (x) plus (y), where (x) is the Executive's highest annual rate of base salary in effect during the twelve (12) month period prior to the Executive's Involuntary Termination and (y) is the annual target amount of the Executive's annual bonus under the relevant AIAP and/or LTIP for the calendar year in which the Executive's employment terminated (or, if greater, the amount of such actual award for the next preceding calendar year of full-time employment). For all purposes of this Agreement, "Compensation Period" shall mean the three (3) year period commencing on the Date of Termination.


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                        (B) Upon an Involuntary Termination during the two (2)
            year period beginning on a Change of Control, the Executive will be entitled to a lump sum payment within fifteen (15) business days following the date of such Involuntary Termination equal to twice the sum of (u), (v) and (w), where (u) is the greater of the Executive's annual base salary as in effect immediately prior to such Termination or immediately prior to such Change of Control (such greater amount, the "Base Salary"), (v) is the greater of (1) the Executive's annual target bonus under the relevant AIAP and/or LTIP immediately prior to such Termination or immediately prior to the Change of Control or (2) the greater of the aggregate amount of such actual award for the calendar year immediately prior to such Termination or immediately prior to the Change of Control (the greater of (1) and (2), the "Target Amount") and (w) is 1.5 times the greater of the annual perquisite allowance applicable to the Executive under the Nabisco Flexible Perquisite Program (the "Program") as in effect immediately prior to such Termination or immediately prior to such Change of Control (such greater amount, the "Allowance"). The sum of Base Salary, Target Amount and Allowance are hereinafter referred to as "Base Cash". For purposes of this Agreement, "Compensation Period" shall mean the three (3) year period commencing on the Date of Termination.

                  (ii) Cash compensation paid pursuant to this Section 5(b)
            shall be subject to all required payroll deductions.

            (c) Annual Incentive and Retention Plan Awards.

                  (i) Upon an Involuntary Termination prior to, or after the second anniversary of, a Change of Control, the Executive will be paid at the time of such Involuntary Termination a portion of the Executive's annual bonus under the relevant AIAP and/or LTIP, based upon the target award for the year in which the Executive's Involuntary Termination occurs, prorated for the Executive's active employment during such year. Except as stated in the foregoing sentence, all provisions of the relevant AIAP and/or LTIP shall be applicable to the Executive.

                  (ii) Upon an Involuntary Termination prior to, or after the second anniversary of, a Change of Control, all provisions of NHC's 1999 Retention Program (the "1999 Program") shall be applicable to the Executive.

                  (iii) Upon an Involuntary Termination during the two (2) year period beginning on a Change of Control, the Company shall pay to the Executive, not later than fifteen (15) business days following the Date of Termination, a lump sum cash payment equal to the sum of
            (A) and (B), where (A) is Executive's AIAP Vested Amount for such plan year and (B) is the sum of (x) and (y) where (x) is the Executive's Vested 1999 Program Award Amount and (y) is the Executive's Earned 1999 Program Amount


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            (each as defined in Exhibit A) as of the Date of Termination.

            (d) Long Term Incentive Plan Awards. The treatment of long term incentive awards during the Compensation Period shall be determined pursuant to the terms of the relevant LTIP and related award agreements; provided, however, that for such purposes, the Compensation Period shall be treated as a period of salary and benefit continuance.

            (e) Welfare Benefits. During the Compensation Period the Executive will be provided the welfare benefits and other fringe benefits afforded by the employee benefit plans and programs maintained by the Company in which the Executive participated immediately prior to Involuntary Termination.

            (f) Retirement and Savings Plans.

                  (i) If Executive was participating in any Retirement Plan or
            Savings Plan (each as defined in Exhibit A) immediately prior to an Involuntary Termination prior to, or after the second anniversary of, a Change of Control, the Executive will continue to accrue or be deemed to accrue benefits during the Compensation Period under such Retirement Plans and Savings Plans for purposes of benefit accrual and employer matching contributions, as applicable, based on the same formula and matching amount as in effect immediately prior to such Termination. If the Executive will have attained age 50 at the end of the Compensation Period with 10 years of service (including the Compensation Period), the Executive will, subject to the conditions of Paragraph 6, be deemed retired with the consent of the Company for the purposes of welfare and executive compensation plans but not for the purposes of any Retirement or Savings Plan. Notwithstanding any provision herein to the contrary, upon such a Termination pension benefits under any Retirement Plan based on "Average Final Compensation" will be calculated applying the rate of one year's Full Pay and the Executive's Annual Flexible Perquisite Allowance for each year in the Compensation Period.

                  (ii) If Executive was participating in any Retirement Plan immediately prior to an Involuntary Termination during the two (2) year period beginning on a Change of Control, the Executive will be deemed to accrue benefits during the Compensation Period under such Retirement Plans for purposes of benefit accrual based on the same formula as in effect immediately prior to such Termination. If the Executive will have attained age 50 at the end of the Compensation Period with 10 years of service (including the Compensation Period), the Executive will, subject to the conditions of Paragraph 6, be deemed retired with the consent of the Company for the purposes of welfare and executive compensation plans but not for the purposes of any Retirement. Notwithstanding any provision herein to the contrary, upon such a Termination pension benefits under any Retirement Plan


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            based on "Average Final Compensation" will be calculated applying the rate of one year's Base Cash for each year in the Compensation Period.

            (g) Flexible Perquisite Program. During the Compensation Period, the Executive shall continue to receive benefits under the Program; provided, further, that in the event of an Involuntary Termination during the two
      (2) year period beginning on a Change of Control, ownership of the automobile assigned to the Executive immediately prior to such Termination shall be transferred to the Executive within fifteen (15) business days after such Termination. At the time of such transfer, the Company shall pay to the Executive such amount in cash that, after payment of all applicable federal, state and local taxes thereon, computed at the maximum marginal rates, is equal to all such taxes, so computed, imposed in connection with such transfer.

            (h) Outplacement. During the Compensation Period, Executive will be provided with outplacement counseling services at Company expense; provided, however, this expense shall not exceed 18% of the amount of one year's Full Pay or Base Cash, as the case may be. This counseling shall include, but is not limited to, skill assessment, job market analysis, resume preparation, interviewing skills, job search techniques and negotiating.

6. Conditions on Compensation Continuance.

            (a) Availability and Consulting. Upon an Involuntary Termination prior to, or after the second anniversary of, a Change of Control, during the related Compensation Period the Executive shall provide consulting services to the Company on a reasonable basis subject to appropriate notice and reimbursement of all travel and other expenses. During the first six (6) months of such Compensation Period, the Executive may be required by the Company to provide up to fifteen (15) days of consultation during normal business hours and business days. When and if the Executive becomes employed on a full-time basis, either with another company or on a self-employed basis, the Executive's obligation to provide consulting services shall be limited by the requirements of such employment, and under appropriate circumstances, may be restricted to telephone conference.

            (b) Confidentiality and Conduct. The Executive warrants that the Executive will not disclose to any other person any confidential information or trade secrets concerning the Company or any of its subsidiaries at any time during or after the Compensation Period and upon an Involuntary Termination prior to, or after the second anniversary of, a Change of Control, the Executive will at all times refrain from taking any action or making any statements, written or oral, which are intended to and do disparage the goodwill or reputation of the Company, its directors, officers or executives or which could adversely affect the morale of Company employees.


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            (c) Breach of Conditions. In the event that the Executive
      unreasonably refuses to provide consulting services to the extent required under paragraph (a) above or materially violates the terms and conditions of paragraph (b) above, the Company may, at its election upon ten (10) days notice, terminate any ongoing Compensation Period, discontinue cash compensation payments and employee benefits coverage and cancel any outstanding stock options or restricted stock. The Company may also initiate any form of legal action it may deem appropriate seeking damages or injunctive relief with respect to any material violations of paragraph
      (b) above.

            (d) Non-Competition. Any Compensation Period resulting from an Involuntary Termination prior to, or after the second anniversary of, a Change of Control shall be terminated if the Executive, without the Company's written approval, accepts a substantially similar or higher executive position, paying a substantially comparable or greater level of cash compensation, with any company (other than an Affiliate of the Company) conducting a business which is substantially competitive with a business conducted by the Company. Alternatively, the Company may, in its discretion, appropriately reduce the Executive's cash compensation and employee benefits coverage for the balance of such Compensation Period.

            (e) Employment With Another Employer During Compensation Period. Except as otherwise provided in this Section 6, if the Executive commences employment with another employer during a Compensation Period commencing prior to, or after the second anniversary of, a Change of Control, the Executive will continue to receive the compensation continuance provided under Section 5 for the balance of such Compensation Period, except that, unless otherwise required by law, benefits under the Company's Employee Benefits Plans, including the Program, if applicable, shall be appropriately terminated or offset to the extent the same are provided by the other employer.

            (f) Other Severance Benefits. The Executive is entitled to no form of severance benefits, including benefits otherwise payable under any of the Company's regular severance policies, other than those set forth or made applicable by reference in this Agreement. Notwithstanding the foregoing, the Executive will at the time of termination of employment be eligible for any form of post-retirement benefit provided under the Company's qualified Employee Benefits Plans, including retiree medical benefits, as any other employee upon retirement with the same age and service. Nothing contained in this Agreement shall adversely affect the Executive's rights to accrued vested pension benefits or the Executive's right to receive previously deferred awards or amounts under any of the Company's short and long term incentive award programs or deferred compensation plans or perquisite programs.

            (g) Release and Waiver of Claims. In consideration of the compensation and benefits continuance available pursuant to this Agreement, upon an Involuntary Termination prior to, or after the second anniversary of, a Change of Control the Executive agrees to execute a release, in form and substance reasonably acceptable to the Executive and the Company, releasing the Company, NHC and NGH from all claims and liabilities relating to such Termination and the Company's employment of the Executive.

            (h) Disability. In the event the Executive is eligible for benefits under the Company's Short Term or Long Term Disability Plan during the Executive's Compensation Period, any Compensation Continuance will be suspended while disability benefits are paid from any Company plan and resumed when such disability payments cease. All other provisions of this Agreement shall remain in effect notwithstanding the Executive's disability.

            (i) Death. In the event of the Executive's death subsequent to commencement of the Executive's Compensation Period hereunder, the balance of Compensation Continuance will be paid to the Executive's beneficiary in a lump sum. "Beneficiary" shall mean the Executive's designated beneficiary under the Executive's Executive Program life insurance or, if not so eligible, the Executive's core life insurance benefit under the Company's plans.

            (j) No Mitigations. Notwithstanding anything to the contrary in this Agreement, the Executive shall not be required to mitigate the amount of any payment provided for in Section 5 by seeking other employment or otherwise, nor, except under coordination of benefit rules in connection with certain welfare benefits under Section 5(e), shall the amount of any payment or benefit provided for in Section 5 hereof be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination of employment, or otherwise.

      7. General Provisions.

            (a) Limited Right of Appeal. If the Executive's Compensation Period is terminated pursuant to Section 6, the Executive may, within fifteen
      (15) days after mailing of notice thereof to the Executive, submit to the Chief Executive Officer of the Company a written objection to such termination. In such event, the Compensation Committee of the NHC Board at or before its next regularly scheduled meeting must determine by majority vote that termination of the Compensation Period was appropriate or, failing that, the Compensation Period must be reinstated with full retroactive effect.

            (b) Notices. All notices hereunder shall be in writing and deemed given if delivered by hand and receipted or if mailed by registered mail, return receipt requested. Notices to the Company shall be directed to the Corporate Secretary at the Company's headquarters offices. Notices to the Executive shall be directed to the Executive's last known home address.

            (c) Limited Waiver. The waiver by any party hereto of a violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

            (d) No Assignment. Except as provided herein, no right, benefit, obligation or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by Executive or the Company. The Company, however, may assign its obligations hereunder in the event of the transfer of the Executive's employment to an Affiliated Company or the divestiture (whether by the sale of shares or assets) of the operating company employing the Executive. In the event the obligations of the Company under this Agreement are assigned to an employing Affiliated Company as contemplated by Section 4(a)(iii), the Company agrees to guarantee to Executive the obligations of such Affiliated Company under this Agreement. Except as provided in the preceding sentence, upon any permitted assignment of the Company's obligations hereunder, "Company" shall be deemed to refer to the assignee as the context may require.

            (e) Amendment. This Agreement may not be amended, modified or cancelled except by written agreement of the parties.

            (f) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

            (g) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Executive, the Company, its affiliates, and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company or otherwise, including by operation of law.

            (h) Unsecured Promise. Unless otherwise stated herein, no benefit or promise hereunder shall be secured by any specific assets of the Company. Unless otherwise stated herein, the Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises. Notwithstanding the foregoing, the Company may choose to maintain a rabbi trust or trusts for the purpose of paying certain of the benefits hereunder or under other plans and programs of the Company and, if so, the Executive shall be entitled to payments therefrom, if any, as and to the extent provided in such rabbi trust or trusts.

            (i) Governing Law. This Agreement has been made in and shall be governed and construed in accordance with the laws of the State of Delaware.

            (j) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby. This Agreement supersedes and replaces any prior agreement with respect to employment, compensation continuation and the matters contained in this Agreement which the Executive may have had with the Company or any affiliate.

            (k) Legal Fees and Expenses.

                  (i) The Company shall pay to the Executive as incurred all legal and accounting fees and expenses incurred by the Executive as a result of the Executive's Involuntary Termination on or during the two (2) year period beginning on a Change of Control (including all such fees and expenses, if any, in seeking to obtain or enforce any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company) unless the Executive's claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous.

                  (ii) The Company shall pay to the Executive as incurred all legal and accounting fees and expenses incurred by the Executive during the two (2) year period beginning on a Change of Control as a result of both (A) the Executive's Involuntary Termination prior to such Change of Control and (B) the Company's refusal after such Change of Control to provide any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company in respect of such Termination, including all such fees and expenses, if any, in seeking to obtain or enforce any such right or benefit unless the Executive's claim is found by an arbitral tribunal or court of competent jurisdiction to have been frivolous.

            (l) Certain AIAP and LTIP Change of Control Provisions.

                  (i) In the event of a Change of Control, the Executive will be paid within fifteen (15) business days following the date of such Change of Control a lump sum cash payment equal to the Executive's AIAP Vested Amount.

                  (ii) Upon a Change of Control, all stock options, shares of restricted stock, restricted stock units and restricted stock equivalents then held by the Executive under either LTIP shall become 100% vested and non-forfeitable on the date of such Change of Control and any restrictions thereon shall immediately lapse on such date.

            (m) Certain Payments.

                  (i) Anything herein to the contrary notwithstanding, in the event that it is determined that any payment or distribution by the Company to or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms hereof, including but not limited to Section 7(l), or otherwise, other than any payment pursuant to this Section 7(m), (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive, within fifteen (15) business days following the determination described in Section 7(m)(ii) below, an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by the Executive of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, the Executive shall retain an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments.

                  (ii) All determinations required to be made under this Section
            7(m), including whether Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by Deloitte & Touche LLP, or such other accounting firm as the Company may designate prior to a Change of Control, which shall provide to the Company and the Executive detailed supporting calculations within fifteen (15) business days of the date of the Executive's termination of employment. Except as hereinafter provided, any determination by Deloitte & Touche LLP, or such other accounting firm as the Company may designate prior to a Change of Control, shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, it is possible that (x) Excise Tax Adjustment Payments which should have been made will not have been made by the Company ("Underpayment"), or (y) certain Payments will have been made which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event of an Underpayment, the Company shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive's benefit. In the event that the Executive discovers that an Overpayment shall have occurred, the amount thereof shall be promptly repaid to the Company.

            (n) Arbitration. Following a Change of Control, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The determination of the arbitral tribunal shall be conclusive and binding on the parties and judgment may be entered on the arbitrator's award in any court having jurisdiction.

            (o) Unconditional Obligation. The Company's obligations to make all payments and honor all commitments under this Agreement or otherwise following a Change of Control or in connection with an Involuntary Termination during the two (2) year period beginning on a Change of Control shall be absolute and unconditional and shall not be affected by any circumstances including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive.

            (p) Late Payments. To the extent that any payments required to be made hereunder following a Change of Control in connection with any Involuntary Termination occurring prior to the second anniversary of such Change of Control are not made within the period specified therefor, the Company shall be liable for interest on such delayed payments at the rate of 150% of the prime rate compounded monthly, as posted by the Morgan Guaranty Trust Company of New York, from time to time.

            (q) Actuarial Calculations. All required actuarial calculations of payments to be made hereunder shall be made by Watson Wyatt Worldwide, New York, New York, or such other actuarial firm as the Company may designate prior to a Change of Control.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    NABISCO, INC.

                                    By: /s/ C. Michael Sayeau
                                       -------------------------------------
                                       C. Michael Sayeau
                                       Executive Vice President and
                                       Chief Personnel Officer


                                    NABISCO HOLDINGS CORP.

                                    By: /s/ C. Michael Sayeau
                                       -------------------------------------
                                       C. Michael Sayeau
                                       Executive Vice President and
                                       Chief Personnel Officer


                                    NABISCO GROUP HOLDINGS, INC.

                                    By: /s/ James M. Kilts
                                       -------------------------------------
                                       James M. Kilts
                                       President and Chief Executive Officer


THE EXECUTIVE

/s/ James A. Kirkman III
------------------------
James A. Kirkman III

                                    EXHIBIT A
                                   DEFINITIONS

      AIAP Vested Amount means, as of a Change of Control or as of a Termination Date during the two (2) year period beginning on a Change of Control, as the case may be, an amount equal to the value of the Executive's target award under the relevant AIAP for the relevant performance period in which the Change of Control or such termination occurs, as the case may be, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending on the Change of Control or such Termination Date, as the case may be, and the denominator of which is the number of months in such performance period; provided that in the event of a termination of employment following a Change of Control in the year in which a Change of Control occurs, for purposes of computing the AIAP Vested Amount as of the date of such termination, the performance period shall be deemed to begin on the first day following the Change of Control and the target award shall be that in effect immediately preceding such Change of Control.

      Earned 1999 Program Amount means, as of a Termination Date during the two
(2) year period beginning on a Change of Control, an amount equal to the Executive's Retention Award or awards under the 1999 Program in respect of calendar years ending prior to such Termination Date and not previously paid to the Executive.

      Vested 1999 Program Amount means, as of a Termination Date during the two
(2) year period beginning on a Change of Control, an amount equal to the value of the Executive's Retention Award under the 1999 Program in respect of the year in which such Termination Date occurs.

      Retirement Plans means the Retirement Plan for Employees of Nabisco, Inc., the Additional Benefits Plan of Nabisco, Inc. and participating Companies, the Supplemental Benefits Plan of Nabisco, Inc. and participating Companies and the Supplemental Executive Retirement Plan of Nabisco, Inc. and participating Companies, and such other plans as the Board may hereafter determine.

      Savings Plans means the Capital Investment Plan of Nabisco, Inc., the Additional Benefits Plan of Nabisco, Inc. and participating Companies and the Supplemental Benefits Plan of Nabisco, Inc. and participating Companies, and such other plans as the Board may hereafter determine.